Exhibit 99.1

News Release
For Immediate Release

         First Litchfield Financial Corporation Announces 2005 Earnings

Litchfield, Connecticut--March 14, 2006--First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the year ending December 31, 2005.


Net income for the year totaled $4,036,000 or $1.87 and $1.89 diluted and basic earnings per share, respectively. Earnings increased 3.1%, or $120,000, from 2005 earnings of $3,916,000 or $1.82 and $1.85 diluted and basic earnings per share. The Company's return on average shareholders' equity totaled 16% for 2005, slightly below the 2004 ratio of 17%.

The increased profitability resulted from growth in revenue from both net interest income and noninterest income along with a continued commitment to manage noninterest expense. Net interest income for the year increased 3.5% or $478,000 from 2004. The improvement in net interest income was fueled by the growth of average earning assets, specifically in the commercial lending and mortgage portfolios. Additionally, the Bank's net interest margin was maintained at the previous year's level of 3.52%, in spite of the challenging interest rate environment. Increases in short-term rates during 2005, as well as the more profitable shift in the mix of earning assets, from investments to loans, contributed to the increase in yield.

Noninterest income for 2005 totaled $2,899,000, increasing $467,000, or 19.2% from 2004 noninterest income of $2,432,000. Fees from trust services totaled $976,000, increasing $89,000 or 10.0% from 2004 trust fee income of $887,000 due to increased accounts under management, and estate settlement fees. Banking service charges and fees totaled $1,019,000 in 2005, which was an increase of $65,000 or 6.8% from 2004, reflecting increased overdraft fees, cash management fees and interchange fees from debit card usage.

During the fourth quarter of 2005, the Bank sold approximately $17 million of residential mortgages in the secondary market. This sale was done for the purpose of increasing the yield on earning assets, addressing interest rate risk and taking advantage of market opportunities. The sale resulted in a gain totaling $83,000.

Sales of available for sale securities resulted in gains totaling $79,000 during 2005 compared to gains of $34,000 in 2004.

Noninterest expenses totaled $11,081,000 in 2005, an increase of 8.3% or $853,000 from 2004 noninterest expenses of $10,228,000. Management's focus on market growth, customer service and product delivery resulted in higher expenses for salaries, net occupancy and equipment as well as advertising and computer services. Additionally, expenses pertaining to regulatory compliance contributed to increased consulting and exam and audit fees.

While the Company's mission is to be the premier provider of financial services by providing personalized, value-added services to its target market, Management remains equally devoted to containing noninterest expenses through efficient use of technology and cost reduction initiatives.

                                                                    Exhibit 99.1

While the Bank's loan portfolio grew by 11% during the year, credit quality was maintained at an exceptionally high level. At December 31, 2005, non-performing assets totaled $273,000 which was .11% of total loans. This ratio compares to non-performing loans which totaled $1,635,000 or .75% of total loans as of December 31, 2004.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank maintains a full service Trust and Wealth Management department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Company's website address is www.fnbl.com.

                     First Litchfield Financial Corporation
                      Selected Consolidated Financial Data
                                   (Unaudited)


Period end balance sheet data:                           December 31,
                                                   2005                2004
                                               --------------------------------
Total Assets                                   $467,561,000        $424,305,000
Loans, net                                      240,682,000         217,029,000
Investments                                     182,949,000         173,865,000
Deposits                                        277,870,000         300,847,000
Borrowings                                      157,301,000          96,621,000
Stockholders' equity                             25,970,000          24,546,000

Book value per share                                  12.16               12.12
Tangible book value per share                         12.16               12.12
Leverage ratio                                         7.80%               7.61%
Shares outstanding                                2,136,370           2,025,657

                                                        For the Year Ended
                                                           December 31,
                                                      2005               2004
                                               --------------------------------
Operating results:
Net interest income                               $ 14,071,000     $ 13,593,000
Securities gains, net                                   79,000           34,000
Total noninterest income                             2,899,000        2,432,000
Loan loss provision                                    342,000          360,000
Total noninterest expense                           11,081,000       10,228,000
Income before tax                                    5,547,000        5,437,000
Income tax expense                                   1,511,000        1,521,000
Net income                                           4,036,000        3,916,000

Earnings per share (basic)                                1.89             1.85
Return on average assets                                   .91%             .93%
Return on average equity                                 15.94%           17.33%

                                                                    Exhibit 99.1

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.


Contact:  Carroll A. Pereira, (860) 567-2674